Exhibit 11.1

GOLDEN OCEAN GROUP LIMITED

INSIDER MANUAL FOR ALL EMPLOYEES

This insider manual applies for all employees, officers and board members in Golden Ocean Group Ltd. (the "Company") and its subsidiaries (collectively the "Employees").

1.INTRODUCTION

1.1The Company is a public company whose shares are listed on Oslo Børs and therefore subject to the Market Abuse Regulation (EU) 596/2014, including certain Commission Delegated/Implementing Regulation and Directives, as incorporated in the Norwegian Securities Trading Act (the "Securities Trading Act") and in the continuing obligations for companies with securities admitted to trading on Oslo Børs, as resolved by the Oslo Stock Exchange (collectively referred to as "Applicable Securities Legislation").

1.2There is a general prohibition against misuse of Inside Information (as defined below) related to financial instruments listed at a regulated market (e.g. Oslo Børs, Euronext Expand), as well as rules on duty of confidentiality and due care in information handling and prohibition against giving advice, applicable for all persons in possession of Inside Information. The Company has pursuant to the Securities Trading Act a duty to keep lists of persons who are given access to Inside Information, which shall be submitted to Oslo Børs and the Financial Supervisory Authority of Norway (Nw: Finanstilsynet) upon request.

Since the Company is a public company whose shares are also listed on the NASDAQ Global Select Market (the "NASDAQ") and registered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") the Company is subject to a number of laws concerning transactions in the Company's shares and other publicly traded securities. As described more fully in the “Policies and Procedures to Detect and Prevent Insider Trading,” the Exchange Act prohibits each employee, officer and director of the Company and certain other people with whom they have relationships, from purchasing or selling securities of the Company while such person is aware of Material Non-Public Information (as defined below), or from disclosing Material Non-Public Information to others. Employees must also comply with both the NASDAQ and the Securities and Exchange Commission (the "Commission") rules when handling Material Non-Public Information.

1.3It is of great importance to the Company that the authorities' requirements for securities trading are observed, and the Company has therefore adopted this insider manual.

1.4The Company emphasizes that each person is responsible for ensuring that his/her securities trading, including trading executed on his/her behalf, is carried out in accordance with the at all times prevailing laws and regulations for the relevant type of trade. Violation of the Applicable Securities Regulations is subject to criminal liability and administrative sanctions.

1.5The Company's representative in charge of insider trading matters is Peder Simonsen, CFO of Golden Ocean Group Ltd. (the “CFO”). If you have any questions regarding the insider regulations or procedures, please contact him on email peder.simonsen@goldenocean.no.

2.DEFINITIONS

"Financial Instruments": Financial instruments which are issued by the Company and listed or applied for listing on a regulated market, as well as financial instruments whose value depend on such financial instruments.

The term "financial instruments" is defined in - Article 2 of the Market Abuse Regulation and includes inter alia shares, warrants, convertible bonds, bonds, options and futures/forwards.

"Inside Information": Precise information about Financial Instruments, the Company or other matters which is suited to influence the price of Financial Instruments noticeably, and which is not publicly available or commonly known in the market.

"Material Non-Public Information": Information is generally considered "material" if there is a substantial likelihood that an investor would reasonably consider the information important in making an investment decision, or the information is reasonably certain to have a substantial effect on the price of the Company's securities. Information is non-public until it has been effectively communicated to the market place and the investing public has had a reasonable period of time to react to the information.

"Precise information": information which indicates that one or more circumstances or events have occurred or may reasonably be expected to occur, and which are adequately specific to draw a conclusion regarding the possible influence of these circumstances or events on the price of Financial Instruments.

"Information which is suited to influence the price of Financial Instruments noticeably": information which a reasonable investor is likely to use as a part of his/her investment decision.

"Transaction": Subscription, purchase, sale or exchange.
3.PROHIBITION AGAINST MISUSE OF INSIDE INFORMATION AND MATERIAL NON- PUBLIC INFORMATION

3.1Transactions with Financial Instruments, or incitement of such, shall not be made by Employees who are in possession of Inside Information or Material Non-Public Information.

3.2The prohibition in section 3.1 only applies to misuse of Inside Information or Material Non- Public Information and does not prevent inter alia the normal performance of any previously entered into option or future/forward contract upon expiry of the contract.

3.3The prohibition in section 3.1 applies for Transactions both for own and another person's account, regardless of whether the Transaction is made in own or another person's name. Consequently, it is not possible to evade the prohibition by inventing creative schemes involving third parties.

3.4As a precautionary measure, Employee shall not engage in Transactions with Financial Instruments, or incitement of such, if they are unsure whether they are in possession of Inside Information or Material Non-Public Information.

3.5If an assignment for a Transaction with Financial Instruments is given but not carried out when the Inside Information or Material Non-Public Information is made known to the principal, you are not allowed to cancel or amend such assignment.

3.6In addition to the measures set forth herein, the Employee shall abide by those set forth in the Policies and Procedures to Detect and Prevent Insider Trading, attached hereto as Annex A.

4.DUTY OF CONFIDENTIALITY AND DUE CARE IN INFORMATION HANDLING

4.1Employees who are in possession of Inside Information or Material Non-Public Information shall not disclose such Inside Information or Material Non-Public Information to unauthorised parties.

4.2Employees who are in possession of Inside Information or Material Non-Public Information shall show due care when handling such Inside Information or Material Non- Public Information, so that Inside Information or Material Non-Public Information does not come into the possession of unauthorised parties or is misused.

4.3Employees shall not, under any circumstance, disclose Inside Information or Material Non-Public Information to analysts, representatives from the financial market, journalists or representatives of any press agency without prior consent from the CFO.

4.4The duty of confidentiality pursuant to section 4.1 does not prohibit disclosure of Inside Information or Material Non-Public Information to other employees of the Company as part of the normal exercise of a the employment or in the normal exercise of a profession or other duties. The duty of confidentiality does not prohibit disclosure of Inside Information or Material Non- Public Information to Oslo Børs, the Commission, the NASDAQ or other relevant authority, in compliance with applicable local law and exchange rules and procedures. All disclosure of Inside Information or Material Non-Public Information shall be made under due consideration of the duty of confidentiality.

4.5Employees who are employees shall disclose all Inside Information or Material Non- Public Information which they obtain knowledge of by virtue of their employment to the CFO or its appointee. The Inside Information or Material Non- Public Information shall be disclosed to the CFO immediately after coming to the Employee's knowledge.

4.6If an Employee as part of the Company's business is required to disclose Inside Information or Material Non-Public Information to third parties, such disclosure shall be approved in advance by the CFO.

4.7In addition to the measures set forth herein, the Employee shall abide by those set forth in the Policies and Procedures to Detect and Prevent Insider Trading, attached hereto as Annex A.

5.PROHIBITION AGAINST GIVING ADVICE

5.1Employees in possession of Inside Information or Material Non-Public Information shall not give advice on trading in the Financial Instruments to which the Inside Information or Material Non-Public Information pertains.

5.2The prohibition in section 5.1 includes advice on desisting from trading.

6.CLEARANCE FOR TRADING IN SECURITIES

6.1For all trading of securities (sales and purchases) in the Company by an Employee clearance shall be sought from the CFO.

6.2For all trading of securities (sales and purchases) in Golden Ocean Group Ltd. by an Employee, clearance shall be sought from the Chief Financial Officer in Golden Ocean Management AS.

6.3The clearance request shall be submitted in a separate form attached as Schedule 1.

7.PENALTIES AND SANCTIONS

7.1Wilful or negligent violation of the provisions in the Securities Trading Act on misuse of Inside Information, duty of confidentiality and due care in information handling or prohibition against giving advice, or complicity thereto, is a criminal offence pursuant to the Securities Trading Act chapter 21 and the Market Abuse Regulation.

7.2Any person who wilfully or negligently misuses Inside Information, or contributes thereto, is punished by fines and/or imprisonment.

7.3Any person who wilfully or negligently violates the duty of confidentiality and due care of information handling or the prohibition against giving advice, or contributes thereto, is liable to punishment by fines or imprisonment up to one year.

7.4The U.S. Department of Justice and regional U.S. Attorney's offices carry out criminal prosecutions of individuals who violate U.S. federal securities laws. A person can be subject to some or all of the penalties listed below, even if he or she does not personally profit from the alleged insider trading.

7.4.1Civil/criminal penalties may include:
•Civil injunctions
▪Treble damages
•Disgorgement of profits
•For violation of the prohibition against sharing inside information (MAR Article 15), prohibition against insider trading (MAR Article 15) and unreasonable business methods, physical persons may be fined an amount up to NOK 43 million; and legal persons may be fined an amount up to NOK 127 million or 15% of the total annual turnover in the most recent approved annual accounts;
•For violation of the duty of notification of inside information (MAR Article 17) and the duty to prevent and disclose market abuse (MAR Article 16), physical persons may be fined an amount up to NOK 9 million; and legal persons may be fined an amount up to NOK 22 million or 2% of the total annual turnover in the most recent approved annual accounts;
•For violation of the insider list obligations (MAR Article 18) and transactions carried out by primary insiders (MAR Article 19); physical persons may be fined an amount up to NOK 5 million; and legal persons may be fined an amount up to NOK 9 million;
•The fine may also be calculated to up to three times the amount of profit gained (or loss avoided), if this results in a higher amount; and Prohibition (which may be permanent) from any business or venture which relates directly or indirectly to securities.
•Imprisonment and/or fines

7.5This manual is part of the company regulations of the Company. Any breach of this manual may affect the offender's employment.

Annex A

POLICIES AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING

GENERAL

The Securities Exchange Act of 1934, as amended, prohibits the misuse of material, nonpublic information. In order to avoid even the appearance of impropriety, Golden Ocean Group Ltd. (the “Company”) has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined in the securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

This policy (the “Policy”) will be administered and supervised by the Company’s Chief Financial Officer (the “CFO”). Please pay special attention to the “Blackout” and “Trading Window” policies discussed in this memorandum.

WHOM DOES THE POLICY COVER?

The Policy covers all of the Company’s officers, directors and employees (“insiders”), as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by insiders. In addition, the Policy applies to transactions engaged in by corporations in which the insider is an officer, director or 10% or greater stockholder and a partnership of which the insider is a partner, unless the insider has no direct or indirect control over the partnership.

The Company forbids any insider from trading, either for his or her personal account or on behalf of others, while in possession of material nonpublic information, or communicating material nonpublic information to others in violation of the law. This prohibited conduct is often referred to as “insider trading.”

The Policy extends to each insider’s activities within and outside his/her duties at the Company. Each insider must read and retain this statement.

Failure to comply with the Policy may cause an employee to be subject to disciplinary action.

WHAT IS INSIDER TRADING?

The term “insider trading” generally is used to refer to trading while in possession of material nonpublic information (whether or not one is an “insider”) and/or to communications of material nonpublic information to others. The law in this area is generally understood to prohibit, among other things:

•trading by an insider while in possession of material nonpublic information;
•trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or the information was misappropriated;
•trading while in possession of material nonpublic information concerning a tender offer; and
•wrongfully communicating, or “tipping”, material nonpublic information to others.

THE INSIDER CONCEPT

As a general guide for our directors, officers and employees, the components of “insider trading” are described below:

Who is an insider?

The concept of “insider” is broad. It includes officers, directors, trustees, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of those organizations.

What information is material?

Trading on information that is “material” is prohibited. Information generally is considered “material” if:

•there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or
•the information is reasonably certain to have a substantial effect on the price of a company’s securities.

Information that should be considered material includes: dividend changes, earnings estimates not previously disseminated, material changes in previously-released earnings estimates, significant merger or acquisition or disposition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

What information is non-public?

•Information is nonpublic until it has been effectively communicated to the market place. For example, information found in a report filed with the U.S. Securities and Exchange Commission, or appearing in Dow Jones, Reuters, The Wall Street Journal, on Bloomberg or in other publications of general circulation ordinarily would be considered public. In addition, in certain circumstances, information disseminated to certain segments of the investment community may be deemed “public”, for example, research communicated through institutional information dissemination services such as First Call. (However, the fact that research has been disseminated through such a service does not automatically mean that it is public.) Remember, it takes time for information to become public. The amount of time since the information was first disseminated ordinarily is a factor regarding whether the information is considered “public”.

PENALTIES FOR INSIDER TRADING

Penalties for insider trading are severe both for the individuals involved as well as for their employers. A person can be subject to some or all of the penalties listed below, even if he or she does not personally benefit from the violation.

•Penalties may include:
•Jail sentences;
•Civil injunctions;
•Civil treble (3x) damages;
•Disgorgement of profits;
•Criminal fines of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•Fines for the employers or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

Clearly, it is in the Company’s and your best interests for the Company to put into place procedures to prevent improper trading by its insiders.

PROCEDURES TO PREVENT INSIDER TRADING

•The following procedures have been established to aid in the prevention of insider trading. Every insider must follow these procedures or risk sanctions, including: dismissal, substantial personal liability and criminal penalties.

Questions to Ask

Prior to trading in the Company’s shares, and if you think you may have material non-public information, ask yourself the following questions:

•Is the information material? Is this information that an investor would consider important in making an investment decision? Would you take it into account in deciding whether to buy or sell? Is this information that would affect the market price of the securities if generally disclosed?
•Is the information non-public? To whom has this information been provided? Has it been effectively communicated to the marketplace? Has enough time gone by?

Action Required

If you are at all uncertain as to whether any information you have is “inside information,” you must:

•Immediately report the matter to the CFO, or in the CFO’s absence to the Company’s Chief Executive Officer (the “CEO”);
•Refrain from purchasing or selling the shares; and

•Not communicate the information inside or outside the Company.

After the insider and the CFO or the CEO have reviewed the issue and consulted with outside counsel to the extent appropriate, the insider will be instructed as to whether he/she may trade and/or communicate that information.

Blackout Policy and Trading Window

To assure compliance with the Policy and applicable securities laws, the Company requires that all insiders refrain from conducting transactions involving the purchase or sale of Company shares other than during the period commencing at the open of market on the second business day following the date of the Company’s earnings release and continuing until the presentation to the CFO of the Company’s draft quarterly management report for the following fiscal quarter (the “Trading Window”). The CFO will notify insiders by email of the date when the quarterly management report is scheduled to be presented, and will notify insiders in case the quarterly management report is presented at an earlier date.

In addition, from time to time material non-public information regarding the Company may be pending, for instance, when the Company is about to enter into significant acquisitions or dispositions, or financings or refinancings that will change its capital structure. While such information is pending, the Company may impose a special “blackout” period during which the same prohibitions and recommendations shall apply.

Remember: Even during the Trading Window, any person possessing material non- public information concerning the Company, should not engage in any transactions in Company shares until such information has been made public and absorbed by the market.

Pre-Notification of Trades

All insiders must refrain from trading in Company shares, even during the Trading Window, without first complying with the Company’s “pre-notification” process. Each such person shall provide written notice of any proposed trade of the Company’s shares to the CFO, or in the CFO’s absence to the CEO at least one business days prior to commencing the anticipated trade. Upon receipt of such notice, the CFO or CEO may consult with senior management and/or counsel to the Company as he deems necessary or appropriate and, if determined that such proposed trade is not permitted, or if more time is required to determine if such trade is permitted, shall notify such person not later than the next business day.

Coverage

The Policy applies not only to Company shares, but also any other securities issued by the Company.

QUESTIONS OR CONCERNS

Any questions or concerns regarding the Company’s Policies and Procedures to detect and prevent insider trading should be directed to the CFO, or, if such questions or concerns involve the CFO, to the CEO. The CFO’s personal trading activity will be reviewed by the CEO.

Addendum A

INSIDER TRADING POLICIES AND PROCEDURES CERTIFICATION FORM

I have recently read and the Company’s Policies and Procedures to Detect and Prevent Insider Trading. I understand such policies and procedures and recognize that I am subject to them and understand the penalties for non-compliance. I certify that I am in full compliance with the Policies and Procedures to Detect and Prevent Insider Trading.

CERTIFIED BY:

NAME:      (PRINT)
SIGNATURE:
DATE:
\

REQUEST FOR CLEARANCE OF TRANSACTION WITH FINANCIAL INSTRUMENTS ISSUED BY GOLDEN OCEAN GROUP LIMITED OR RELATED FINANCIAL INSTRUMENTS

To the CFO of Golden Ocean Group Limited:

The undersigned requests clearance for the following transaction:

Type of financial instrument: Number of financial instruments:

Transaction type (e.g. purchase or sale):

The undersigned is not aware of information about the financial instruments or other matters which is suited to influence the price of the financial instruments or related financial instruments noticeably, and which is not publicly available or commonly known in the market. To the extent the undersigned is aware of ongoing processes which may cause information as mentioned, the undersigned has discussed this with the relevant persons.

Place/date:

Name:

Signature:

* * *

DECLARATION BY THE CFO

The above request for clearance is: approved / refused

If the request for clearance is approved: If the transaction is not carried out within three (3) calendar days after the date of this declaration, a new request for clearance must be submitted. Please note that the transaction cannot be carried out if Inside Information or Material Non-Public Information is received.

Place/date:

Signature: